Wiley Announces CFO Transition

•Corporate Controller and Chief Accounting Officer Christopher Caridi named Interim Chief Financial Officer
•CFO Christina Van Tassell to depart the Company on October 1
•Wiley recently reported strong revenue and earnings growth for Q1 and reaffirmed its Fiscal 2025 outlook and Fiscal 2026 targets

Hoboken, NJ, September 18, 2024 – Wiley (NYSE: WLY and WLYB), a trusted leader in research and education, today announced that Christopher Caridi, Corporate Controller and Chief Accounting Officer, will assume the role of Interim Chief Financial Officer, in addition to his current responsibilities, effective September 18, 2024. Caridi succeeds CFO Christina Van Tassell, who will be leaving the Company on October 1, 2024.

Caridi has over 35 years of corporate finance experience with 30 years in the industry. He has served as Wiley’s Corporate Controller and Chief Accounting Officer since 2017, where he built a simplified organization, a highly effective global accounting team, and a highly efficient financial shared services operation. Prior to Wiley, Caridi served in various executive roles at Thomson Reuters, including as Controller and Global Head of Accounting Operations, and Vice President, Finance with global process ownership in Financial Planning & Analysis.

“We continue to see strong performance and profit improvement as we execute on our growth initiatives and value creation activities,” said Matt Kissner, Wiley’s President and CEO. “This momentum is evident in our strong leading indicators, employee engagement scores, and financial performance. Wiley has commenced a comprehensive search process to identify a permanent CFO. In the meantime, Chris Caridi will continue to be a trusted partner of mine and the rest of the leadership team as we drive further operating efficiency, margin expansion, and cash flow growth while reinvesting in our Research and Learning core and GenAI growth opportunities. We are fortunate to have him and a strong finance organization supporting us.”

Kissner continued: “Christina has been a valued member of the leadership team since she joined the Company in November 2021. She helped steer the organization through a period of marked change, notably our divestitures and value creation plan.  We expect this to be a seamless transition. On behalf of the Board of Directors and the rest of the Executive Leadership Team, I’d like to thank her for her service and contributions.”

For Wiley’s recent earnings release, presentation, call transcript, and quarterly filing, please see the Company’s Quarterly Results at investors.wiley.com.

About Wiley
Wiley is one of the world’s largest publishers and a trusted leader in research and learning. Our industry-leading content, services, platforms, and knowledge networks are tailored to meet the evolving needs of our customers and partners, including researchers, students, instructors, professionals, institutions, and corporations. We enable knowledge-seekers to transform today’s biggest obstacles into tomorrow’s brightest opportunities. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

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(201) 748-6874

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